               COVER


                           Exhibit 99(a)

                 UNION PACIFIC CORPORATION THRIFT PLAN

               Financial Statements for the Years Ended
                     December 31, 1996 and 1995
                  and Independent Auditors' Report





        INDEX

             UNION PACIFIC CORPORATION THRIFT PLAN



TABLE OF CONTENTS
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                                                                  Page

INDEPENDENT AUDITORS' REPORT                                       1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
 DECEMBER 31, 1996 AND 1995:

   Statements of Net Assets Available for Benefits                 2

   Statements of Changes in Net Assets Available for Benefits      3

   Notes to Financial Statements                                  4-9



Supplemental schedules required by the Employee Retirement Income Security Act of 1974 are disclosed separately in Master Trust reports filed with the U.S. Department of Labor.

INDEPENDENT AUDITORS' REPORT

Union Pacific Corporation Thrift Plan:


We have audited the accompanying statements of net assets available for benefits of the Union Pacific Corporation Thrift Plan (the "Plan") as of December 31, 1996 and 1995 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.




/s/ DELOITTE & TOUCHE LLP
New York, New York


June 17, 1997

UNION PACIFIC CORPORATION THRIFT PLAN


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1996 AND 1995
------------------------------------------------------------------------------

                                               1996         1995
                                            ---------    ----------
ASSETS:

 Investments at fair value
  (Notes 2, 3 and 7)                      $476,177,320 $382,627,929
                                          ------------ ------------

 Net assets available for benefits        $476,177,320 $382,627,929
                                          ============ ============




The accompanying notes are an integral part of these financial statements.

UNION PACIFIC CORPORATION THRIFT PLAN


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
------------------------------------------------------------------------------

                                              1996            1995
                                          ------------    ------------

ADDITIONS TO NET ASSETS ATTRIBUTED TO:
 Investment income (Note 7):
   Net appreciation in fair value
    of investments                        $ 64,672,659    $ 73,425,389
   Interest                                  7,138,329       7,177,207
   Dividends                                11,286,224       7,847,775
                                          ------------    ------------
                                            83,097,212      88,450,371

 Contributions by (Note 7):
   Employees                                23,593,530      19,113,441
   Company                                   7,699,682       6,615,099
                                          ------------    ------------
                                            31,293,212      25,728,540

     Total Additions                       114,390,424     114,178,911
                                          ------------    ------------


DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
 Distributions to participants (Note 7)     20,841,033      15,807,420
                                          ------------    ------------


NET INCREASE                                93,549,391      98,371,491

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of Year                         382,627,929     284,256,438
                                          ------------    ------------


 End of Year                              $476,177,320    $382,627,929
                                          ============    ============




The accompanying notes are an integral part of these financial statements.

             UNION PACIFIC CORPORATION THRIFT PLAN

                 NOTES TO FINANCIAL STATEMENTS



1. DESCRIPTION OF PLAN

The following description of the Union Pacific Corporation Thrift Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General - The Plan was adopted in October 1973 by the Board of Directors of Union Pacific Corporation (the "Company") and approved by its stockholders in May 1974. Under the terms of the Plan, non-agreement employees generally become eligible to participate in the Plan after completing twelve months continuous service and working at least 1,000 hours.

Contributions - The Company contributes to the Plan on behalf of each participant an amount equal to 50% of the participant's contribution with such Company contribution limited to 3% of the participant's base salary. The Plan meets the requirements of section 401(k) of the Internal Revenue Code, which
(i) permits certain employee contributions to be withheld on a "salary deferral" basis, so that amounts deducted will not be included in the employee's income for Federal income tax purposes, (ii) allows employees to contribute up to 16% of their salary to the Plan, (iii) provides for payroll based employee stock ownership plan contributions ("PAYSOP"), and (iv) makes various other changes intended to give participants greater control and flexibility with respect to Plan investments.

Spin-Off - In September 1996, the Company's Board of Directors declared a special dividend consisting of the shares of Union Pacific Resources Group ("Resources") common stock owned by the Company (the "Spin-Off"). As a result of the Spin-Off, each of the Company's stockholders received 0.846946 of a share of Resources common stock for each share of Company common stock held by such stockholders at the September 26, 1996 record date for the distribution. Therefore, each Plan participant's account received 0.846946 of a share of Resources common stock for each share of Company common stock held in the account. The shares received have been placed in the Resources Stock Fund ("Resources Stock"). Future contributions to Resources Stock are not permitted.

Loans to Participants - In June 1985, the loan provisions of the Plan were approved by the Internal Revenue Service and became effective. The amount of a loan is limited to one-half of the vested value of a participant's account, excluding PAYSOP, and subject to a minimum and maximum loan amount. As the loan is repaid, all principal and interest payments will be credited to the participant's account, excluding PAYSOP, in the same proportions as the contributions then being made on behalf of the participant. If no contributions are then being made, the loan repayments will be invested in accordance with the participant's most recent investment election, unless he or she directs otherwise to the extent permitted by the Plan. Participant loans, which are secured by the participant's individual account balances, bear a fixed rate of interest set by the Plan Administrator based on interest rates then being charged on similar loans, and are repayable over periods not exceeding five years, except loans relating to a principal residence, in which case the term of the loan shall not exceed fifteen years. The loans bear interest ranging from 5.5% to 10.5%. The number of loans outstanding at December 31, 1996 and 1995 was 1,725 and 1,797, respectively.

             UNION PACIFIC CORPORATION THRIFT PLAN
             NOTES TO FINANCIAL STATEMENTS--(continued)


Participant Accounts - Aggregate monthly employee and Company contributions may be invested entirely in the Union Pacific Company Stock Fund (Company Stock), Union Pacific Equity Index Fund (Equity Index), Union Pacific Fixed Income Fund (Fixed Income), Vanguard/Wellington Fund (Wellington), Vanguard U.S. Growth Portfolio (U.S. Growth), Vanguard Money Market Reserves-Prime Portfolio (VMMR Prime Portfolio), Vanguard International Growth Portfolio (International Growth), Vanguard Bond Index Fund (Bond Index) or any combination thereof, in multiples of 5% in accordance with separate elections by each employee. At December 31, 1996 and 1995, 5,731 and 5,265 members of the Plan held interest in 4,920 and 4,725 Company stock accounts, 2,782 and 2,614 Equity Index accounts, 3,935 and 2,676 Fixed Income accounts, 3,899 and 0 Resources Stock accounts, 1,714 and 1,302 Wellington accounts, 100 and 9 VMMR Prime Portfolio accounts, 1,587 and 925 U.S. Growth accounts, 1,419 and 1,106 International Growth accounts, and 477 and 440 Bond Index accounts, respectively. In addition, 3,213 and 3,337 members held interest in PAYSOP accounts at December 31, 1996 and 1995, respectively.

Participants' Plan accounts are maintained on a unit basis. Under this method, an employee's account value is expressed in units of participation, representing an undivided interest in the underlying assets and income of the Fund. The purchase or redemption price of the units is determined daily by the Trustee, based on the current market values, or contract value in the case of Guaranteed Investment Contracts (GICs), of the underlying assets of the Fund.

Vesting - Vesting is based exclusively upon years of service. Participants at all times have a 100% vested interest in their voluntary contributions plus actual earnings thereon and their PAYSOP account. A participant's vested interest in the portion of his/her account derived from Company contributions increases 25% every year, after two years of credited service, to 100% vested after five years of credited service. A participant's interest in the Company's contributions will also become 100% vested if, while employed by the Company, the participant reaches age 65, dies, or sustains a total and permanent disability.

Payment of Benefits - A participant may elect to receive a final distribution under the Plan as either a cash lump sum distribution, or in monthly or annual installments over a specified period of time not to exceed the lesser of ten calendar years or the life expectancy of the participant or the joint life expectancy of the participant and his/her beneficiary as prescribed in the Treasury Regulations. Final distributions of PAYSOP accounts must be lump sum distributions. For benefit payments equal to or less than $3,500, the Plan Administrator may direct the Trustee to make a lump sum payment to the participant or beneficiary. A participant has the option to receive the value of his/her PAYSOP account and the portion of his/her account invested in the Company Stock Fund in cash or in shares of such Company stock; in-kind distributions will be lump sum and any fractional shares will be distributed in cash.

A withdrawal may be made by a participant from his/her account in accordance with the Plan's provisions.

Forfeitures - When certain terminations of participation in the Plan occur, the nonvested portion of a participant's account, as defined by the Plan, represents a potential forfeiture. Such potential forfeitures reduce subsequent Company contributions to the Plan. However, if upon reemployment the former participant fulfills certain requirements as defined in the Plan,

                  UNION PACIFIC CORPORATION THRIFT PLAN
                  NOTES TO FINANCIAL STATEMENTS--(continued)


the previously forfeited nonvested portion of the participant's account may be restored through Company contributions.

Amounts summarized below represent Company contributions forfeited for the years ended December 31, 1996 and 1995:
                                                           1996     1995
                                                         -------   -------

Company contributions forfeited...................       $24,278   $30,851

Applied against current year contributions........        18,170    18,643
                                                         -------   -------

Applied to reduce subsequent year contributions...       $ 6,108   $12,208
                                                         =======   =======

Administrative Expenses - All costs of Plan administration are borne by the Company.

2. Significant Accounting Policies - The accounts of the Plan have been prepared in accordance with generally accepted accounting principles. The financial statements were prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974 as permitted by the Securities and Exchange Commission's amendments to Form 11-K adopted during 1990.

Investments are valued utilizing closing prices except for the investment in the GICs, which is valued at cost plus reinvested interest. Dividend income is recorded as of the ex-dividend date. Security transactions are recorded as of the trade date. Certain 1995 amounts have been reclassified to conform to the 1996 financial statement presentation.

3. Investments - At December 31, 1996 and 1995, Plan investments were maintained in commingled funds of the Plan Trustees along with investments of another Company-administered Thrift Plan, within a Master Trust. The Union Pacific Resources Company Employee Thrift Plan ("Resources Plan") was the other participant in the Master Trust at December 31, 1995. Investments for the Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program ("C&NW PS/RS") were added to the Master Trust effective
July 31, 1996. The Resources Plan investments were removed from the Master Trust as a result of the Spin-Off. Assets, liabilities, investment income, and security gains and losses are allocated monthly to the Plan based on its equity in the investments of the Master Trust. At December 31, 1996 and 1995, the Plan held percentage interests in the Master Trust of 99.5 and 82.9 in Company Stock (including PAYSOP), 77.1 and 66.2 in Equity Index, 98.4 and 65.8 in Fixed Income, 91.9 and 77.7 in the Loan Fund, 97.5 and 74.0 in Wellington,
94.9 and 71.9 in U.S. Growth, 86.7 and 33.3 in the VMMR Prime Portfolio, 98.5 and 75.6 in International Growth, and 100.0 and 70.2 in Bond Index, and 99.6 and 0.0 in Resources Stock.

At December 31, 1996 and 1995, the total investments at fair value of the Master Trust were $577,591,251 and $526,488,315, respectively. In addition, total net appreciation in fair value of investments and total interest and dividends were $86,837,354 and $95,247,372 and $28,728,709 and $21,156,851,
respectively, for the years ended December 31, 1996 and 1995.

The Plan provides for separate funds for the investment of contributions.

                   UNION PACIFIC CORPORATION THRIFT PLAN
                   NOTES TO FINANCIAL STATEMENTS--(continued)


Participants may designate into which fund or funds their contributions and the Company matching contributions are to be directed within specific limits. At December 31, 1996 and 1995, Company Stock and PAYSOP are invested primarily in Union Pacific common stock. Equity Index is invested in the Vanguard Index Trust 500 Portfolio Fund at December 31, 1996 and 1995, which is designed to closely track the investment performance of the Standard and Poor's 500 Composite Stock Index. At December 31, 1996 and 1995, Fixed Income is comprised of investments in GICs bearing interest at 6.05% to 7.85% and 5.94% to 7.85%, respectively. Interest rates are fixed for the life of each contract. GICs are held with insurance companies rated at least A-1 by Standard & Poors. The maturities of these GICs are generally not longer than five years and their principal and interest are unconditionally guaranteed by the respective insurance companies. The fair value of GIC's approximates their contract value. At December 31, 1996 and 1995, Fixed Income is also comprised of the Vanguard Investment Contract Trust, which is comprised of contracts issued by financial institutions and backed by high quality bonds and bond mutual funds. As the GICs expire, the proceeds will be reinvested in the Vanguard Investment Contract Trust. Wellington is invested in the Vanguard/Wellington Fund at December 31, 1996, which is comprised of common stocks and fixed-income securities. At December 31, 1996, U.S. Growth is invested in Vanguard U.S. Growth Portfolio which is comprised of established U.S. growth stocks. International Growth is invested in the Vanguard International Growth Portfolio at December 31, 1996, which is comprised of foreign common stocks with high growth potential. At December 31, 1996, Bond Index is invested in the Vanguard Bond Index Fund which is designed to closely track the investment performance of the Lehman Brothers Aggregate Bond Index. VMMR Prime Portfolio is a diversified money market investment fund invested and reinvested in high quality certificates of deposit, bankers' acceptances, commercial paper, U.S. government securities, and other short-term obligations with the objective of preserving principal while providing income. At December 31, 1996, Resources Stock is invested primarily in Resources common stock.

4. Plan Amendments - Effective July 1, 1996, the Plan was amended to provide that final distributions may be made in annual installments over a period of time not to exceed ten years. The loan provisions of the Plan were amended effective July 1, 1996, to allow a loan term of 12 months, to remove the limitations based on salary level, to allow loans on rollover contributions during the first year of employment, and to provide that one partial payment of at least $500 will be allowed each year. Effective October 15, 1996, the Plan was amended to reflect the Spin-Off and the related creation of Resources Stock. Effective September 1, 1996, the Plan was amended to provide that a participant would be suspended effective when a loan from the C&NW PS/RS enters a grace period or becomes due and payable. Effective September 11, 1996, Southern Pacific Rail Corporation and any wholly-owned subsidiary thereof (SP Companies) became Employers under the Plan. Effective
September 11, 1996, the Plan was amended to provide that a Covered Employee transferred to an SP Company would remain a Covered Employee until December 31, 1997, and any individual eligible to participate in the Southern Pacific Rail Corporation Thrift Plan between September 11, 1996 and December 31, 1997, and becoming a Covered Employee during that period would not become an Eligible Employee prior to January 1, 1998.

5. Federal Income Taxes - The Company has received a letter of determination from the Internal Revenue Service dated April 18, 1995, and the Plan Administrator and the Plan's tax counsel believe that the Plan, as subsequently amended, is currently designed and being operated in compliance

                    UNION PACIFIC CORPORATION THRIFT PLAN
                    NOTES TO FINANCIAL STATEMENTS--(continued)


with section 401(a) of the Internal Revenue Code of 1986, as amended. With respect to the operation of the Plan, Plan management is aware of certain operational defects which could adversely affect the tax-exempt status of the Plan. These operational defects will be corrected through the use of the Voluntary Compliance Resolution (VCR) program. Submission to the VCR program was made on August 5, 1996.

Inasmuch as it is the opinion of Management that the Plan is qualified, employees participating in the Plan are not taxed on Company contributions made on their behalf, on employee contributions made on a pre-tax basis, on earnings on such Company contributions or pre-tax employee contributions, or on earnings on after-tax employee contributions, until any such amounts are distributed. In addition, no provision for Federal income taxes has been made in the financial statements.

6. Plan Termination - Although the Plan is intended to be continued by the Company, the Company reserves the right to amend or terminate the Plan. In the event of a Plan termination or partial termination, or the Company permanently ceases to make contributions, all invested amounts shall immediately vest and be nonforfeitable. All funds shall continue to be held for distribution as provided in the Plan.

7. Fund Information - Investments at par value, investment income, contributions, and distributions to participants by fund are as follows for the years ended December 31, 1996 and 1995:

                                              Year Ended        Year Ended
                                              December 31,      December 31,
                                                 1996              1995
                                            ------------      ------------
    Investments at Fair Value:
     Union Pacific Company Stock Fund       $127,266,375      $132,265,668
     Union Pacific Equity Index               91,508,657        75,624,191
     Union Pacific Fixed Income               92,215,165        87,346,365
     Common Stock/PAYSOP                      10,378,499         8,279,048
     Resources Stock Fund                     51,360,520              --
     Vanguard Wellington Fund                 30,566,181        25,833,050
     VMMR Prime Portfolio                      1,984,161           131,259
     Vanguard US Growth Fund                  26,813,999        15,468,564
     Vanguard International Growth
     Portfolio Fund                           24,514,297        17,915,064
     Vanguard Total Bond Market Fund           3,417,789         3,985,401
     Loan Fund                                16,151,677        15,779,319
                                            ------------      ------------
                                            $476,177,320      $382,627,929
                                            ============      ============

                      UNION PACIFIC CORPORATION THRIFT PLAN
                      NOTES TO FINANCIAL STATEMENTS--(continued)


                                              Year Ended        Year Ended
                                              December 31,      December 31,
                                                 1996              1995
                                            ------------      ------------
    Investment Income:
     Union Pacific Company Stock Fund       $ 25,406,609      $ 47,902,716
     Union Pacific Equity Index               17,420,616        19,666,695
     Union Pacific Fixed Income                5,494,978         6,353,369
     Company Stock/PAYSOP                      2,507,552         2,788,556
     Resources Stock Fund                     18,858,691              --
     Vanguard Wellington Fund                  4,233,058         5,141,861
     VMMR Prime Portfolio                         54,700               693
     Vanguard U.S. Growth Fund                 4,800,095         2,920,833
     Vanguard International Growth
       Portfolio Fund                          2,971,594         2,136,376
     Vanguard Total Bond Market Fund              93,817           479,957
     Loan Fund                                 1,255,502         1,059,315
                                            ------------      ------------
                                            $ 83,097,212      $ 88,450,371
                                            ============      ============

    Contributions:
     Union Pacific Company Stock Fund       $  8,736,619      $  8,582,467
     Union Pacific Equity Index                6,599,982         5,305,357
     Union Pacific Fixed Income                5,699,884         5,843,040
     Company Stock/PAYSOP                          5,741             2,924
     Resources Stock Fund                          3,160               --
     Vanguard Wellington Fund                  4,023,577         2,461,104
     VMMR Prime Portfolio                        163,231             1,053
     Vanguard U.S. Growth Fund                 2,834,554         1,122,216
     Vanguard International Growth
       Portfolio Fund                          2,663,227         1,984,564
      Vanguard Total Bond Market Fund            563,237           425,815
     Loan Fund                                      --                --
                                            ------------      ------------
                                            $ 31,293,212      $ 25,728,540
                                            ============      ============

    Distributions to participants:
     Union Pacific Company Stock Fund       $  5,148,631      $  5,284,198
     Union Pacific Equity Index                4,485,174         3,123,367
     Union Pacific Fixed Income                5,926,598         5,860,719
     Company Stock/PAYSOP                        413,842           324,497
       Resources Stock Fund                      324,621              --
     Vanguard Wellington Fund                  1,575,834           392,133
     VMMR Prime Portfolio                        713,289              --
     Vanguard U.S. Growth Fund                   810,357           207,725
     Vanguard International Growth
       Portfolio Fund                            934,304           341,643
     Vanguard Total Bond Market Fund             100,045            62,020
     Loan Fund                                   408,338           211,117
                                            ------------      ------------
                                            $ 20,841,033      $ 15,807,420
                                            ============      ============